Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Jay S. Moore, Director of
Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Declares Quarterly Dividend

(Bassett, Va.) – January 11, 2018– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a dividend of $0.11 per share of outstanding common stock payable on February 23, 2018 to shareholders of record at the close of business on February 9, 2018.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 92 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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